                                                                     EXHIBIT 1

                  [DOMAN LOGO] DOMAN INDUSTRIES LIMITED
                               435 TRUNK ROAD
                               DUNCAN, BRITISH COLUMBIA
                               CANADA V9L 2P9

                               TELEPHONE: (250) 748-3711
                               FACSIMILE: (250) 748-6045

                              N E W S   R E L E A S E

                             DOMAN INDUSTRIES LIMITED

FOR IMMEDIATE RELEASE

JULY 21, 2003 -- DUNCAN, BRITISH COLUMBIA. Doman Industries Limited (the "Company") announced that the Supreme Court of British Columbia issued an order today, in connection with proceedings under the COMPANIES CREDITORS ARRANGEMENT ACT, extending the stay of proceedings to September 22, 2003. A copy of the order may be obtained by accessing the Company's website at www.domans.com.

The Company sought the extension on the basis that it will require additional time to adequately consider a new proposal the Company received on a confidential basis from the Tricap Restructuring Fund ("Tricap"). The proposal is materially different from the proposal previously received from a group of unsecured noteholders, including Tricap, and tabled with the Court on November 7, 2002. In addition, if the new proposal is ultimately accepted by the Company, further negotiations with representatives of the holders of unsecured notes, are necessary before a revised plan of arrangement can be presented to the Court. In the circumstances, the Company does not expect to be in a position to file a revised plan of arrangement before September.

Implementation of a revised plan is also dependent on the implementation of the new forest reform package, recently introduced by the Government of British Columbia. The timing of this is uncertain but the Government has indicated that some regulations will not be available until September.

ABOUT DOMAN:

Doman is an integrated Canadian forest products company and the second largest coastal woodland operator in British Columbia. Principal activities include timber harvesting, reforestation, sawmilling logs into lumber and wood chips, value-added remanufacturing and producing dissolving sulphite pulp and NBSK pulp. All the Company's operations, employees and corporate facilities are located in the coastal region of British Columbia and its products are sold in 30 countries worldwide.

THIS PRESS RELEASE CONTAINS STATEMENTS THAT ARE FORWARD-LOOKING IN NATURE. SUCH STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE ACTUAL RESULTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THOSE EXPRESSED OR IMPLIED BY THOSE FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS: GENERAL ECONOMIC AND BUSINESS CONDITIONS, PRODUCT SELLING PRICES, RAW MATERIAL AND OPERATING COSTS, CHANGES IN FOREIGN-CURRENCY EXCHANGE RATES AND OTHER FACTORS REFERENCED HEREIN AND IN THE COMPANY'S ANNUAL STATUTORY REPORT.

ON BEHALF OF DOMAN INDUSTRIES LIMITED

[signed] P.G. Hosier
--------------------------------------------------
P.G. HOSIER, VICE-PRESIDENT, FINANCE AND SECRETARY

FOR FURTHER INFORMATION CONTACT:
RICK DOMAN (250) 748-3711, P.G. HOSIER (604) 665-6231 OR
MICHAEL FITCH (604) 631-4779.